Exhibit 99.1

NEWS RELEASE

PMC-Sierra Contact: Susan Shaw Tel: +1 604.415.6031 Email: susan_shaw@pmc-sierra.com	US Editorial: Christian Bateman Tel: +1 415.882.9494 batemanc@loomisgroup.com	China Editorial: Jo Soo Tel: +011 852.2837.4744 jo.soo@edelman.com	Japan Editorial: Toshiyuki Okazaki Tel: +011 81.422.50.1280 okazakit@loomisgroup.com

PMC-Sierra Appoints Ben Naskar as Vice President and

General Manager for Communications Products

SANTA CLARA, Calif., September 27, 2005 – PMC-Sierra, Inc. (Nasdaq:PMCS) today announced that Mr. Ben Naskar has been appointed to the position of Vice President and General Manager for the Communications Products Division. Mr. Naskar will be replacing Greg Aasen who moves into a new role as Chief Strategy Officer for the company. Mr. Naskar is an industry veteran with over twenty-five years of management and operational experience in the semiconductor industry. Recently, he was the president and CEO of Magfusion, Inc., a start-up company developing RF MEMS-based products used in wireless and RF applications. Prior to that, Mr. Naskar was the managing director and vice president, Asia Pacific, for Analog Devices where he grew the division’s revenue significantly over a six-year period. Before joining Analog Devices, he was group director responsible for the Computing and Communications Division at National Semiconductor.

“Ben brings a wealth of knowledge and experience in wireless communications, networking and multimedia applications,” said Bob Bailey, chairman and CEO of PMC-Sierra. “His extensive industry expertise in running large international business divisions and start-up operations will be a great asset as we continue to develop innovative solutions for the wireline and wireless communications markets.”

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Mr. Naskar holds a BSEE from the University of Auckland and an MBA from the University of Wisconsin-Madison. In addition, he has completed executive management courses in business and engineering at Stanford University and the University of Santa Clara. He was also a member of the Dean’s Advisory Council at Arizona State University’s School of Engineering.

About PMC-Sierra

PMC-Sierra™ is a leading provider of high-speed broadband communications semiconductors and products for access, metro, storage, and wireless infrastructure equipment as well as laser printers. The company offers worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

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© Copyright PMC-Sierra, Inc. 2005. All rights reserved. PMC, PMCS, PMC-Sierra, and “Thinking You can Build On” are trademarks of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners.

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